Exhibit T3A.13

Number 600966 Certificate of Incorporation I hereby certify that NAC AVIATION 30 LIMITED is this day incorporated under the Companies Act 2014, and that the company is a Private Company Limited by Shares. Given under my hand at Dublin, this Thursday, the 23rd day of March, 2017 for Registrar of Companies Duplicate For File